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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of DTE Energy Company on Form S-4 of our report dated February 25, 1999, June 7, 1999 as to the effects of the matters described in Note 1b, and October 15, 1999 as to the effects of the matters described in Note 4a (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note
1b), on the audited consolidated financial statements of MCN Energy Group Inc. and to the reference to us under the headings "Experts" appearing in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan
November 12, 1999